PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OHIO - 45750
                                                          www.peoplesbancorp.com


                                  NEWS RELEASE



FOR IMMEDIATE RELEASE            Contact: Mark F. Bradley
---------------------                     President and Chief Executive Officer
November 9, 2006                         (740) 373-3155



                              PEOPLES BANCORP INC.
                        DECLARES FOURTH QUARTER DIVIDEND
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         MARIETTA,  Ohio - The  Board  of  Directors  of  Peoples  Bancorp  Inc.
(NASDAQ: PEBO) today declared a cash dividend of $0.21 per share payable on January 2, 2007, to shareholders of record at December 15, 2006.
         "We are pleased to announce our 41st consecutive year of dividend growth for our shareholders," said Mark F. Bradley, President and Chief
Executive Officer. "The increased dividends for 2006 reflect our commitment to enhance shareholder return through a greater emphasis on dividends."
         The fourth quarter dividend reflects a payout of approximately $2.3 million based on 10.7 million shares outstanding at November 10, and reflects a 5% increase over the $0.20 per share dividend paid in the fourth quarter of 2005. For 2006, dividends per share of $0.83 represent a 6% increase over the $0.78 per share paid for 2005.
         Peoples Bancorp Inc., a diversified financial products and services company with $1.9 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 48 locations and 35 ATMs in Ohio, West Virginia and Kentucky. Peoples' financial service units include Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc. Peoples' common shares are traded on the NASDAQ Global Select Market under the symbol "PEBO", and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

                                 END OF RELEASE